Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Announces Debt Repurchase Program; Repurchases Portion of Senior Convertible Notes at Discount

OAK BROOK, Ill. (December 8, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced that its Board of Directors has authorized a debt repurchase program under which the Company may from time to time repurchase in open market or private transactions up to $30.0 million in principal amount of the Company’s outstanding 4.625% convertible senior notes due 2026.

The Company also announced that, pursuant to the Board’s authorization, it has repurchased in a privately negotiated transaction $10.5 million in principal amount of its convertible senior notes using available funds on hand.  Subsequent to the debt repurchase, approximately $169.5 million in principal amount of convertible senior notes remains outstanding.  Holders of the convertible senior notes may require the Company to repurchase all or a portion of the notes for cash at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, beginning in November 2011.

“We continue to capitalize on opportunities to further strengthen our financial position,” said Mark E. Zalatoris, president and chief executive officer of Inland Real Estate Corporation.  “The repurchase of our debt at a discount to the original face amount provides an attractive return on capital and an expected reduction in interest expense.”

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 145 neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.